SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 22, 2016

CAREDX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36536	94-3316839
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

3260 Bayshore Boulevard

Brisbane, California 94005

(Address of principal executive offices)

(415) 287-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 22, 2016, Ken Ludlum notified CareDx, Inc. (the “Company”) of his decision to resign as the Company’s Chief Financial Officer, effective in early April 2016. Mr. Ludlum will continue in his current role through June 30, 2016 to assist with the transition of his responsibilities and other related matters. Mr. Ludlum’s departure is not the result of any material disagreement with the Company regarding its operations, policies or practices.

The Company intends to appoint Charles Constanti as the Company’s Chief Financial Officer to succeed Mr. Ludlum, effective in early April 2016. He will assume the duties of the Company’s principal financial officer and principal accounting officer until such time as his successor is appointed, or until his earlier resignation or removal. There are no reportable family relationships or related party transactions (as defined in Item 404(a) of Regulation S-K) involving the Company and Mr. Constanti.

Mr. Constanti served as Vice President and Chief Financial Officer of Procera Networks, Inc., a networking equipment and software company, from May 2009 to June 2015, when it was acquired by an entity affiliated with Francisco Partners, and Mr. Constanti continued to provide transition services until September 2015. From April 2005 to February 2007, Mr. Constanti served as Vice President and Chief Financial Officer of Netopia, Inc., a telecommunications equipment and software company which was acquired in February 2007 by Motorola, Inc., where he served as Senior Finance Director until May 2009. Previously, Mr. Constanti held various senior finance positions at Quantum Corporation and Bank of America Corporation, and was an auditor with PricewaterhouseCoopers. Mr. Constanti is an inactive certified public accountant. Mr. Constanti received his B.S., Magna Cum Laude, in Accounting from Binghamton University.

A copy of the press release relating to the appointment of Mr. Constanti is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by CareDx, Inc. dated March 24, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREDX, INC.
Date: March 24, 2016
	By:	/s/ Peter Maag
Peter Maag
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by CareDx, Inc. dated March 24, 2016.